AMENDED AND RESTATED CLASS R DISTRIBUTION PLAN

I.    Investment Company:      FRANKLIN MUTUAL SERIES FUNDS

II.   Fund:               MUTUAL GLOBAL DISCOVERY FUND - CLASS R
                          MUTUAL INTERNATIONAL FUND - CLASS R
                          MUTUAL QUEST FUND - CLASS R
                          MUTUAL SHARES FUND - CLASS R

III.  Maximum Per Annum Rule 12b-1 Fees for Class R Shares
      (as a percentage of average daily net assets of the class):
      0.50%

     PREAMBLE TO AMENDED AND RESTATED CLASS R DISTRIBUTION PLAN

      The following Amended and Restated Distribution Plan (the "Amended Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), by the Investment Company named above (the "Trust") for the Class R shares (the "Class") of each Fund named above (each "Fund"), which amends and restates the prior Distribution Plan (which, together with the Amended Plan are referred to as the "Plan") which took effect on the date shares of the Class were first offered (the "Effective Date of the Plan"). The Plan has been approved by a majority of the Board of Trustees of the Trust (the "Board"), including a majority of the Board members who are not interested persons (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of the Plan or in any of the agreements related to the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on the Plan.

      In reviewing the Plan, the Board considered the schedule and nature of payments and terms of the Investment Management Agreement between the Trust, on behalf of each Fund, and Franklin Mutual Advisers, LLC (the "Manager") and the terms of the Distribution Agreement between the Trust, on behalf of each Fund, and Franklin/Templeton Distributors, Inc. ("Distributors"). The Board concluded that the compensation of the Manager, under the Investment Management Agreement, and of Distributors, under the Distribution Agreement, was fair and not excessive. The approval of the  Plan  included  a  determination  that in the  exercise  of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable likelihood that the Plan will benefit each Fund and the shareholders of the Class.

               AMENDED AND RESTATED DISTRIBUTION PLAN

      1. The Trust, on behalf of each Fund, shall pay to Distributors as compensation for its services or for payment by Distributors to dealers or others, or the Fund shall pay directly to others, a quarterly fee not to exceed the above-stated maximum fee per annum of the Class' average daily net assets represented by shares of the Class, as may be determined by the Trust's Board from time to time, as distribution and/or service fees (subject to the maximum set forth in III. above) pursuant to distribution and servicing agreements which have been approved from time to time by the Board, including the Independent Trustees.

      2.   (a)  The  monies  paid  to   Distributors   pursuant  to
Paragraph 1 above may be treated as compensation for Distributors' distribution-related services including compensation for amounts advanced to securities dealers or their firms or others (including retirement plan recordkeepers) selling shares of the Class who have executed an agreement with the Trust, Distributors or its affiliates, which form of agreement has been approved from time to time by the Board, including the Independent Trustees, with respect to the sale of Class shares. In addition, Distributors may use such monies paid to it pursuant to Paragraph 1 above to assist in the distribution and promotion of shares of the Class. Such payments made to Distributors under the Plan may be used for, among other things, the printing of prospectuses and reports used for sales purposes, expenses of preparing and distributing sales literature (and any related expenses), advertisements, and other distribution-related expenses; additional distribution fees paid to securities dealers or their firms or others (including retirement plan recordkeepers) who have executed agreements with the Trust, Distributors or its affiliates; or certain promotional distribution charges paid to broker-dealer firms or others, or for participation in certain distribution channels (otherwise referred to as marketing support), including business planning assistance, advertising, educating dealer personnel about the Fund and shareholder financial planning needs, placement on dealers' lists of offered funds, access to sales meetings, sales representatives and management representatives of dealers, participation in and/or presentation at conferences or seminars, sales or training programs for invited registered representatives and other employees, client and investor events and other dealer sponsored events, and ticket charges.

           (b) The monies paid to Distributors or others pursuant to paragraph 1 above may also be used to pay Distributors, dealers or others (including retirement plan recordkeepers) for, among other things, furnishing personal services and maintaining shareholder or beneficial owner accounts, which services include, among other things, assisting in establishing and maintaining customer accounts and records; assisting with purchase and redemption requests; arranging for bank wires; monitoring dividend payments from the Fund on behalf of customers; forwarding certain shareholder communications from the Fund to customers; receiving and answering correspondence; and aiding in maintaining the investment of their respective customers in the Class. Any amounts paid under this paragraph 2(b) shall be paid pursuant to a servicing or other agreement, which form of agreement has been approved from time to time by the Board.

      3. In addition to the payments which the Trust, on behalf of each Fund, is authorized to make pursuant to paragraphs 1 and 2 hereof, to the extent that the Trust, on behalf of each Fund, the Manager, Distributors or other parties on behalf of the Fund, the Manager or Distributors make payments that are deemed to be payments by the Fund for the financing of any activity primarily intended to result in the sale of Class shares issued by the Fund within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been made pursuant to the Plan.

      In no event shall the aggregate payments specified in paragraphs 1 and 2, plus any other payments deemed to be made pursuant to the Plan under this paragraph, exceed the amount permitted to be paid pursuant to the Conduct Rules of the
National   Association   of  Securities   Dealers,   Inc.,  or  any
successor thereto.

      4. Distributors shall furnish to the Board, for its review, on a quarterly basis, a written report of the monies paid to it and to others under the Plan, including the purposes thereof, and shall furnish the Board with such other information as the Board may reasonably request in connection with the payments made under the Plan in order to enable the Board to make an informed determination of whether the Plan should be continued.

      5. The Plan, and any agreements related to the Plan, shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan and any related agreements.

      6. The Plan may be terminated with respect to the Class of a Fund at any time by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Class, as and to the extent required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3).

      7.   Any agreement related to this Plan:

      (a) may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Class on not more than sixty
           (60) days' written notice to any other party to the agreement; and

      (b)  will  automatically   terminate  in  the  event  of  its
assignment (as defined in the 1940             Act).

      8. The Plan may not be amended to increase materially the amount to be spent for distribution pursuant to Paragraph 1 hereof  without  approval by a majority  of the Fund's  outstanding voting securities of the Class (as and to the extent required by the 1940 Act and the rules thereunder, including Rule 18f-3(a)(3)).

      9. All material amendments to the Plan shall be approved by a vote of the Board, and of the Independent Trustees, cast in person at a meeting called for the purpose of voting on the Plan.

      10. So long as the Plan is in effect, the Board shall satisfy the fund governance standards included in Rule 0-1(a)(7) under the 1940 Act, including that the selection and nomination of the Trust's trustees who are not interested persons of the Trust (as defined in the 1940 Act) shall be committed to the discretion of such incumbent trustees who are not interested persons of the Trust.
      This Amended Plan and the terms and provisions thereof are hereby accepted and agreed to by the Trust, on behalf of the Class of each of the Funds, respectively, and Distributors as evidenced by their execution hereof.


FRANKLIN MUTUAL SERIES FUNDS on behalf of
MUTUAL GLOBAL DISCOVERY FUND
MUTUAL INTERNATIONAL FUND
MUTUAL QUEST FUND
MUTUAL SHARES FUND


By:  /s/ STEVEN J. GRAY
      Steven J. Gray
Title:     Vice President and Secretary



FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


By:  /s/ PETER D. JONES
      Peter D. Jones
Title:     President



Dated:     July 14, 2009